Exhibit 99.5

Consent of Executive Officer Nominee

HYLETE, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the initial public offering of Class A Common Stock of HYLETE, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as an Executive Officer nominee of HYLETE, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Adam Colton
Adam Colton